Exhibit (g)(2)

Appendix A

to

Custody & Investment Accounting Agreement

Dated May 22, 2009

Amended 09/30/2013

List of Funds of PIMCO ETF Trust

Fund Name	PIMCO Account #	State Street #
PIMCO 0-5 Year High Yield Corporate Bond Index Exchange-Traded Fund	4780	P1LB
PIMCO 1-3 Year U.S. Treasury Index Exchange-Traded Fund	4730	P1FA
PIMCO 1-5 Year U.S. TIPS Index Exchange-Traded Fund	4792	P1FG
PIMCO 3-7 Year U.S. Treasury Index Exchange-Traded Fund	4732	P1FB
PIMCO 7-15 Year U.S. Treasury Index Exchange-Traded Fund	4733	P1FH
PIMCO 15+ Year U.S. TIPS Index Exchange-Traded Fund	4794	P1FH
PIMCO 25+Year Zero Coupon U.S. Treasury Index Exchange-Traded Fund	4735	P1FM
PIMCO Australia Bond Index Exchange-Traded Fund	4772	P1LF
PIMCO Broad U.S. TIPS Index Exchange-Traded Fund	4795	P1FE
PIMCO Broad U.S. Treasury Index Exchange-Traded Fund	4734	P1FD
PIMCO Build America Bond Exchange-Traded Fund	4755	P1FU
PIMCO Canada Bond Index Exchange-Traded Fund	4771	P1LE
PIMCO Diversified Income Exchange-Traded Fund	4744	Not assigned
PIMCO Enhanced Short Maturity Exchange-Traded Fund	4750	P1FN
PIMCO Foreign Currency Strategy Exchange-Traded Fund	4739	P1LM
PIMCO German Bond Index Exchange-Traded Fund	4770	P1LD
PIMCO Global Advantage® Inflation-Linked Bond Exchange-Traded Fund	4796	P1LA
PIMCO Intermediate Municipal Bond Exchange-Traded Fund	4754	P1FQ
PIMCO Investment Grade Corporate Bond Index Exchange-Traded Fund	4760	P1FV
PIMCO Low Duration Exchange-Traded Fund	4756	Not assigned
PIMCO Real Return Exchange-Traded Fund	4797	Not assigned
PIMCO Short Term Municipal Bond Exchange-Traded Fund	4753	P1FO
PIMCO Total Return Exchange-Traded Fund	4700	P1LG